Exhibit 99.01
Quin elected to the Scripps board
For immediate release
(NYSE: SSP)
January 9, 2009
CINCINNATI — J. Marvin Quin, retired chief financial officer of Ashland Inc, has been elected by the board of directors of The E.W. Scripps Company to join the board until he can stand for election by shareholders at the annual meeting in May 2009.
The board has had just nine members since November. David Moffett, who initially was elected to the board in 2007, resigned when he became chief executive officer of the Federal Home Loan Mortgage Corporation (Freddie Mac).
Quin worked for Ashland for 36 years until May 2008. He became treasurer in 1983 and was promoted to CFO in 1992. During Quin’s tenure as CFO, Ashland transformed itself from a diversified regional petroleum refiner into a recognized leader in the chemical industry.
“Marvin is an outstanding addition to the Scripps board. He has demonstrated an ability to navigate in highly competitive markets though a period of rapid change,” said Rich Boehne, president and chief executive officer of Scripps. “Local media companies are wrestling with similar challenges to the ones Marvin successfully overcame for the past 16 years at Ashland. Our shareholders will benefit from the perspective and expertise he’ll bring to the board.”
About Scripps
The E.W. Scripps Company is a diverse, 130-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

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